Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

June 8, 2011

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Re: Marshall Edwards, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Marshall Edwards, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offering for resale, on a delayed or continuous basis, of 835,217 shares (the “Common Shares”) of the Company’s common stock, $0.00000002 par value per share (the “Common Stock”), including 2,250,564 shares of Common Stock reserved for issuance pursuant to Series A Warrants (“Series A Warrants”) to purchase shares of Common Stock (the “Series A Warrant Shares”) and 2,165,534 shares of common stock reserved for issuance pursuant to Series B Warrants (“Series B Warrants” and collectively with the Series A Warrants, the “Warrants”) to purchase shares of Common Stock (the “Series B Warrant Shares” and collectively with the Series A Warrant Shares, the “Warrant Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Company, the Warrants and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) the Common Shares are validly issued, fully paid and nonassessable; and

(2) the Warrant Shares have been duly authorized and, when issued upon valid exercise of the Warrants in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP